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                                                                     EXHIBIT 5.2

                      [VINSON & ELKINS L.L.P. LETTERHEAD]

                               December 12, 1997



Belco Oil & Gas Corp.
767 Fifth Avenue, 46th Floor
New York, New York 10153

Ladies and Gentlemen:

         We have acted as counsel to Belco Oil & Gas Corp., a Nevada corporation (the "Company"), in connection with the preparation of the Registration Statement on Form S-3 (the "Registration Statement") filed on even date herewith with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to up to $500,000,000 aggregate initial public offering price of (i) the Company's senior unsecured debt securities (the "Senior Debt Securities") and (ii) the Company's subordinated unsecured debt securities (the "Subordinated Debt Securities" and together with the Senior Debt Securities and the Subordinated Debt Securities, the "Debt Securities"), which Debt Securities may be issued from time to time pursuant to Rule 415 under the Securities Act.

         We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Articles of Incorporation and Bylaws of the Company, each as amended to the date hereof, (ii) the Senior Indenture (the "Senior Indenture") relating to the Senior Debt Securities to be entered into between the Company and a trustee in the form included as an exhibit to the Registration Statement, (iii) the Senior Subordinated Indenture (the "Subordinated Indenture") relating to the Subordinated Debt Securities to be entered into between the Company and a trustee, in the form included as an exhibit to the Registration Statement, and (iv) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed.

         In connection with this opinion, we have assumed that (i) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective; (ii) a Prospectus Supplement will have been prepared and filed with the Commission describing the Securities offered thereby; (iii) all Debt Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the applicable Prospectus Supplement; (iv) the Senior Indenture and the Subordinated Indenture, will each be duly authorized, executed and delivered by the parties thereto in substantially the form reviewed by us; (v) each person signing the Senior Indenture and the Subordinated Indenture will have the legal capacity and authority to do so; and
(vi) a definitive purchase, underwriting or similar agreement with respect to any Debt Securities offered will have been duly authorized and validly executed and delivered by the Company and the other parties thereto.





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         Based on the foregoing and subject to the limitations set forth herein, we are of the opinion that:

         1. With respect to Debt Securities to be issued under the Senior Indenture, when (i) the Senior Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended (the "TIA"); (ii) the Board of Directors of the Company or, to the extent permitted by the Nevada Private Corporations Law (the "NPCL"), a duly constituted and acting committee thereof (such Board of Directors or committee being referred to herein as the "Board") has taken all necessary corporate action to approve the issuance and terms of such Debt Securities, the terms of the offering thereof and related matters;
(iii) the terms of such Debt Securities and of their issuance and sale have been established so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company; and (iv) such Debt Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Senior Indenture and in accordance with the applicable definitive purchase, underwriting or similar agreement approved by the Board upon payment of the consideration provided for therein, such Debt Securities will be legally issued and will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and will be entitled to the benefits of the Senior Indenture.

         2. With respect to Debt Securities to be issued under the Subordinated Indenture, when (i) the Subordinated Indenture has been duly qualified under the TIA; (ii) the Board has taken all necessary corporate action to approve the issuance and terms of such Debt Securities, the terms of the offering thereof and related matters; (iii) the terms of such Debt Securities and of their issuance and sale have been established so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company; and (iv) such Debt Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Subordinated Indenture and in accordance with the applicable definitive purchase, underwriting or similar agreement approved by the Board upon payment of the consideration provided for therein, such Debt Securities will be legally issued and will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and will be entitled to the benefits of the Subordinated Indenture.

         The foregoing opinions are qualified to the extent that the enforceability of any document, instrument or security may be limited by or subject to (i) bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally and by general equitable or public policy principles, and (ii) with respect to any Debt Securities denominated in a currency other than United States dollars, requirement that a claim (or a foreign currency judgement in respect of such a claim) with respect to such Debt Securities be converted to United States dollars at a rate of exchange prevailing on a date determined pursuant to applicable law or governmental authority to limit, delay or prohibit the making of payments in a foreign currency or payments outside the United States.





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         We express no opinions concerning the validity or enforceability of any provisions contained in the Senior Indenture or the Subordinated Indenture that purport to waive or not give effect to rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law.

         The foregoing opinions are limited in all respects to the laws of the State of Texas, the laws of the State of New York and federal laws.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.



                                                       Very truly yours,


                                                       VINSON & ELKINS L.L.P.